UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): April 30, 2010

Midas Medici Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52621	37-1532843
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

445 Park Avenue, 20th Floor, New York, New York 10222

Registrant’s telephone number, including area code (212) 792-0920

Copies to:
Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On April 30, 2010, Midas Medici Group Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Consonus Technologies, Inc. (“Consonus”), and MMGH Acquisition Corp., a wholly-owned subsidiary of the Company (the “Merger Sub”).  Pursuant to the Merger Agreement, at the closing of the Merger Agreement, Merger Sub will merge with and into Consonus and Consonus will become the Company’s wholly-owned subsidiary.

The Merger Agreement contemplates that at the closing, each Consonus stockholder, will receive, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger, the right to receive 1.33, referred to as the “Exchange Ratio” shares of the Company. The merger agreement also provides that each outstanding option and  warrant, or obligation to issue warrants, of Consonus will be exchanged for options and warrants of   the Company as would be issuable pursuant to the Exchange Ratio, with a pro rata adjustment to the exercise price. Additionally, all outstanding stock appreciation rights of Consonus shall be exchanged for stock appreciation rights of the Company at the Exchange Ratio.

The closing of the merger will occur no later than the second business day after the satisfaction or waiver of the conditions provided in the merger agreement or on such other date as the parties may agree. The closing of the merger is subject to the fulfillment of certain conditions, including, (i) stockholders of Consonus must have approved and adopted the merger agreement, (ii) the S-4 registration statement must have been declared effective by the Securities and Exchange Commission, (iii) all representations and warranties of each party must be true and correct, (iv) each party must have complied in all material respects with all covenants and agreements required to be performed in connection with the merger agreement.

The merger agreement may be terminated at any time prior to the completion of the merger agreement in accordance with the provisions outlined in the Merger Agreement.

Certain stockholders of Consonus holding in the aggregate 1,915,951 or 58% of the issued and outstanding shares of Consonus, including certain members of its board of directors and mangement, in their capacities as stockholders of Consonus, have separately entered into voting agreements with Consonus in which they have agreed to vote all shares of Consonus capital stock that they beneficially owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the merger, against any matter that would result in a breach of the merger agreement by Consonus and against any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement.

Consonus provides innovative data center solutions to small and medium size enterprises focused on virtualization, energy efficiency and data center optimization. Its highly secure, energy efficient and reliable data centers combined with its ability to offer a comprehensive suite of related IT infrastructure services gives it an ability to offer its customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation, as well as a variety of other related managed services.

Consonus’ data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, cloud computing, data center best practice methodologies and software as a service. Additionally, it provides managed hosting, maintenance and support for all of its solutions, as well as related consulting and advisory services.

Knox Lawrence International, Inc. (“KLI”) and its affiliates own an aggregate of 1,820,017 shares, representing 55.8% of the outstanding common stock of  Consonus. Nana Baffour, the CEO and Co-Executive Chairman of the Company and Johnson M. Kachidza, President, CFO and Co-Executive Chairman of the Company are each managing principals of KLI. In addition, Messrs. Baffour and Kachidza are members of the Board of Directors of Consonus and Mr. Baffour is Executive Chairman of Consonus. KLI owns 120,113 shares representing 4.7% of the outstanding common stock of the Company. In addition, Messrs Baffour and Kachidza, individually and through entities which they control own in the aggregate 1,461,097 shares representing 56.9 % of the outstanding common stock of the Company. Upon the consummation of the merger, KLI will beneficially own 2,307,987 or 33% of the outstanding shares of the combined company. In addition, Mssrs. Baffour and Kachidza will beneficially own 3,582, 357 or 51.7% of the outstanding shares of the combined company.

The above is a summary of the Merger Agreement and is qualified in its entirety by the provision of each of the Merger Agreement which is included as Exhibits 10.1 to this Form 8-K.

Item 7.01       Regulation FD Disclosure.

On May 6, 2010, the Company issued a press release concerning the foregoing. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1
Agreement and Plan of Merger dated as of April 30, 2010 between Midas Medici Group Holdings, Inc., MMGH Acquisition, Inc. and Consonus Technologies, Inc . (Incorporated by reference to Annex A to S-4 Registration Statement filed on May 3, 2010.

99.1*	Press Release
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midas Medici Group Holdings, Inc.

Date: May 6, 2010	By:	/s/ Nana Baffour
Nana Baffour, CEO and
Co-Executive Chairman

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